SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                            THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 12, 2000
                                  ----------------




                        HUGHES ELECTRONICS CORPORATIONON
                   -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9985
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On April 12, 2000, a news release was issued on the subject of first quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:


                  HUGHES REPORTS 85% REVENUE GROWTH AND 57% EBITDA GROWTH
                                IN FIRST QUARTER

  Results Driven by Continued Record Sales of DIRECTV(R)Service and Equipment,
  ============================================================================
                   and Expansion of PanAmSat's Satellite Fleet

      El Segundo, Calif., April 12, 2000 -- Hughes Electronics Corporation (Hughes), the world's leading provider of digital television entertainment, satellite services and wireless systems and services, today reported first quarter 2000 revenues increased 85.4% to $1,703.1 million, compared with $918.4 million in the first quarter of 1999. EBITDA(1) for the quarter increased 57.1% to $142.2 million and EBITDA margin(1) was 8.3%, compared to EBITDA of $90.5 million and EBITDA margin of 9.9% in the first quarter of 1999.

      "This quarter's results reflect the success of our ongoing strategy to be a services-driven company," explained Michael T. Smith, Hughes chairman and chief executive officer. "Each of our operating segments showed excellent revenue growth, with service revenues generating 84% of our total revenues in the quarter. The primary driver continued to be DIRECTV, where we added over half-a-million new subscribers worldwide, including 405,000 here in the United States. Additionally, Hughes Network Systems (HNS) shipped almost one million DIRECTV receiver systems in the quarter, and PanAmSat had strong revenue growth resulting from the expansion of its satellite fleet.

      "The EBITDA growth in the quarter was fueled by PanAmSat, as they continued to launch new satellites, sign-up blue-chip customers and achieve EBITDA margins of nearly 70%," Smith concluded.

      Hughes had a first quarter 2000 loss(2) of $76.6 million, compared to earnings(2) of $78.3 million in the same period for 1999. The decline was due to higher depreciation and amortization expenses related principally to the United States Satellite Broadcasting Company, Inc. (USSB) and PRIMESTAR transactions; an increase in net interest expense; and an increase in Hughes' portion of the operational losses of DIRECTV Japan (reported in "Other, net"). Also contributing to the change was the net effect of two one-time items in 1999 associated with discontinued operations. These were a one-time after-tax gain of $94 million related to the settlement of the Williams patent infringement case(3), which was partially offset by a one-time after-tax charge of $49 million associated with the termination of the Asia Pacific Mobile Telecommunications (APMT) satellite system contract.

      Also in the first quarter of 2000, Hughes reported a one-time pre-tax charge of $171 million (also reported in "Other, net") related to its previously announced agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan.

                            SEGMENT FINANCIAL REVIEW

                            Direct-To-Home Broadcast

      First quarter revenues for the segment more than doubled to $1,173.8 million from $556.6 million in the first quarter of 1999. The segment had negative EBITDA of $9.2 million compared with EBITDA of $3.9 million in the first quarter of 1999.

      United States: DIRECTV reported quarterly revenues of $1,059 million, more than twice last year's first quarter revenues of $474 million. The increase was due to continued strong subscriber growth, as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      DIRECTV added a record 405,000 net new subscribers to its high-power DIRECTV service in the quarter, a 33% increase over the 304,000 net new subscribers added in the first quarter of 1999. In addition, 275,000 customers were transitioned from the PRIMESTAR By DIRECTV medium-power service to the high-power service in the quarter. As of March 31, 2000, DIRECTV had more than
8.3 million subscribers, including approximately one million customers subscribing to PRIMESTAR By DIRECTV. By comparison, DIRECTV had about 4.8 million subscribers as of March 31, 1999.

      EBITDA for the first quarter of 2000 was $31 million compared to EBITDA of $25 million in last year's first quarter. This increase was principally due to EBITDA contributions from the USSB and PRIMESTAR transactions as well as improved EBITDA resulting from the larger high-power subscriber base, which more than offset the higher marketing costs associated with the record subscriber growth in the quarter.

      Latin America:The DIRECTV business in Latin America generated $114 million in revenues for the quarter compared with $61 million in the first quarter of 1999. This increase was due to continued strong subscriber growth and additional revenues resulting from the consolidation of Galaxy Brasil, Ltda. (GLB)(4) and Grupo Galaxy Mexicana, S.A. de C.V. (GGM)(4).

      The DIRECTV service in Latin America added 105,000 net new subscribers in the first quarter of 2000, a 50% increase over the 70,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of March 31, 2000 was 909,000. By comparison, DIRECTV subscribers in Latin America totaled 554,000 as of March 31, 1999.

      The DIRECTV business in Latin America had negative EBITDA of $38 million compared to negative EBITDA of $20 million for the same period in 1999. The change was primarily due to the impact of the consolidation of GLB and GGM and higher marketing expenses associated with the record subscriber growth.

      Japan: As part of an agreement announced in March 2000, the 425,000 DIRECTV Japan subscribers (as of March 31, 2000) will have the opportunity to migrate to the SkyPerfecTV! subscriber base and DIRECTV Japan's operations will be discontinued. In addition, Hughes obtained an equity interest in SkyPerfecTV! of approximately 6.6%. As a result of this agreement, Hughes recorded the previously mentioned one-time pre-tax charge of $171 million ($13 million after-tax).

      Hughes' share of DIRECTV Japan's operating loss was $59 million for the quarter, compared with a loss of $19 million in the first quarter of 1999. This higher loss was due to the increased investment in DIRECTV Japan that Hughes made in the third quarter of 1999, and higher marketing expenses. Hughes will continue to report its share of DIRECTV Japan's losses throughout 2000, at which time the business is expected to be discontinued.

                               Satellite Services

      PanAmSat, which is 81%-owned by Hughes, reported first quarter 2000 revenues of $299.1 million compared with $193.5 million in the prior year's period. The 54.6% increase was driven primarily by several large outright sales and sales-type leases of satellite transponders totaling $94 million for customers on the recently launched Galaxy XR satellite. Revenues from outright sales and sales-type leases represent substantial long term commitments for PanAmSat services and these transactions are subject to greater variation from period to period than are operating lease revenues.

      EBITDA for the segment in the quarter was $201.0 million, a 37.7% increase over first quarter 1999 EBITDA of $146.0 million. The increase in EBITDA was primarily due to the outright sales and sales-type leases in the first quarter of 2000. EBITDA margin in the first quarter of 2000 was 67.2%, compared to 75.5% in the same period of 1999. This decline was due to lower margins associated with the outright sales and sales-type leases. Excluding sales and sales-type lease activity in the first quarter of 2000, EBITDA was $153 million or 75% of corresponding revenues.

                                 Network Systems

      Hughes Network Systems (HNS) grew first quarter 2000 revenues 57.9% to $364.5 million, versus $230.9 million in the first quarter of 1999 principally due to higher sales of DIRECTV receiver equipment. HNS shipped 980,000 DIRECTV receiver systems in the first quarter of 2000, compared to 190,000 units in the same period last year.

      In the quarter, HNS attained EBITDA of $11.8 million and EBITDA margin of 3.2%, compared to negative EBITDA of $5.9 million in the first quarter of 1999. The improved EBITDA is primarily attributable to the increased revenue and profit resulting from higher volumes of DIRECTV receiver systems shipped in the current quarter, a one-time first quarter 1999 charge of $11 million associated with the termination of the APMT satellite system contract, and higher margins on sales of private business network systems in the first quarter of 2000.

                                  BALANCE SHEET

      From December 31, 1999 to March 31, 2000, the Company's consolidated cash balance declined $5.7 million to $232.5 million and total debt increased $448.4 million to $2,589.8 million. The principal cash requirements for the first three months of 2000 were related to capital expenditures for property, plant, equipment and satellites.

      Hughes  Electronics  Corporation is a unit of General Motors  Corporation.
The  earnings  of  Hughes   Electronics  are  used  to  calculate  the  earnings
attributable to the General Motors Class H common stock (NYSE:GMH).

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of Hughes to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and Hughes.

--------------------

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.

(3) Hughes was awarded a final judgement arising from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment of $154.6 million was received in the first quarter of 1999 and the after-tax amount of $94.3 million was recorded in "Income from discontinued operations, net of taxes."
(4) Galaxy Brasil, Ltda. (GLB) is the local operating company providing DIRECTV service in Brazil. Grupo Galaxy Mexicana, S.A. de C.V. (GGM) is the local operating company providing DIRECTV service in Mexico. SurFin Ltd., provides financing for DIRECTV receiving equipment in Latin America. As a result of transactions that were completed in July 1999 (GLB), February 1999 (GGM) and November 1998 (SurFin), Hughes now consolidates each of these companies from their respective dates of acquisition.


                                            ###

STATEMENT OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
                                                         Three Months Ended
                                                              March 31,
                                                       ---------------------
                                                           2000        1999
----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services            $1,432.0      $755.8
Product sales                                              271.1       162.6
----------------------------------------------------------------------------
   Total Revenues                                        1,703.1       918.4
----------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                      667.8       313.9
Cost of products sold                                      198.3       136.2
Selling, general, and administrative expenses              694.8       377.8
Depreciation and amortization                              204.7       110.9
----------------------------------------------------------------------------
   Total Operating Costs and Expenses                    1,765.6       938.8
----------------------------------------------------------------------------
Operating Loss                                             (62.5)      (20.4)
Interest income                                              3.9        13.6
Interest expense                                           (44.9)       (6.9)
Other, net                                                (234.2)      (17.3)
----------------------------------------------------------------------------
Loss from Continuing Operations Before Income Taxes
   And Minority Interests                                 (337.7)      (31.0)
Income tax benefit                                        (221.8)      (13.4)
Minority interests in net losses of subsidiaries             7.6         6.5
----------------------------------------------------------------------------
Loss from continuing operations                           (108.3)      (11.1)
Income from discontinued operations,
   net of taxes                                             26.4        84.1
----------------------------------------------------------------------------
Net Income (Loss)                                          (81.9)       73.0
Adjustments to exclude the effect of GM
   purchase accounting adjustments                           5.3         5.3
----------------------------------------------------------------------------
Earnings (Loss) Excluding the Effect of
   GM Purchase Accounting Adjustments                      (76.6)       78.3
Preferred stock dividends                                  (24.7)         -
----------------------------------------------------------------------------
Earnings (Loss) Used for Computation of Available
   Separate Consolidated Net Income (Loss)               $(101.3)      $78.3
============================================================================
Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors
   Class H Common Stock outstanding
   (in millions) (Numerator)                               137.8       106.3
Average Class H dividend base (in millions)
   (Denominator)                                           431.5       400.2
Available Separate Consolidated Net Income (Loss)         $(32.4)      $20.8
============================================================================


















                                      - 6 -
SELECTED SEGMENT DATA
(Dollars in Millions)
                                                         Three Months Ended
                                                              March 31,
                                                         ------------------
                                                         2000        1999
---------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                                        $1,173.8      $556.6
EBITDA (1)                                                (9.2)       $3.9
EBITDA Margin (1)                                          N/A         0.7%
Operating Loss                                         $(126.0)     $(23.4)
Depreciation and Amortization                           $116.8       $27.3
Capital Expenditures (2)                                $168.0       $77.6
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                                          $299.1      $193.5
EBITDA (1)                                               201.0      $146.0
EBITDA Margin (1)                                         67.2%       75.5%
Operating Profit                                        $127.3       $78.3
Operating Profit Margin                                   42.6%       40.5%
Depreciation and Amortization                            $73.7       $67.7
Capital Expenditures (3)                                $158.0      $339.8
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                                          $364.5      $230.9
EBITDA (1)                                               $11.8       $(5.9)
EBITDA Margin (1)                                          3.2%        N/A
Operating Profit (Loss)                                   $0.6      $(17.8)
Operating Profit Margin                                    0.2%        N/A
Depreciation and Amortization                            $11.2       $11.9
Capital Expenditures (4)                                 $67.6        $2.2
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                                         $(134.3)     $(62.6)
EBITDA (1)                                              $(61.4)     $(53.5)
Operating Loss                                          $(64.4)     $(57.5)
Depreciation and Amortization                             $3.0        $4.0
Capital Expenditures                                     $20.7      $(32.2)
--------------------------------------------------------------------------
TOTAL
Total Revenues                                        $1,703.1      $918.4
EBITDA (1)                                              $142.2       $90.5
EBITDA Margin (1)                                          8.3%        9.9%
Operating Loss                                          $(62.5)     $(20.4)
Depreciation and Amortization                           $204.7      $110.9
Capital Expenditures                                    $414.3      $387.4
==========================================================================
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Includes expenditures related to satellites amounting to $11.6 million and $53.0 million in the first quarter of 2000 and 1999, respectively.
(3) Includes expenditures related to satellites amounting to $146.0 million and $189.7 million in the first quarter of 2000 and 1999, respectively. Also included in the first quarter of 1999 amount is $141.3 million related to the early buy-out of a satellite sale-leaseback.
(4) Includes expenditures related to satellites amounting to $53.7 million in the first quarter of 2000.

BALANCE SHEET
(Dollars in Millions)
                                                   March 31,       December 31,
ASSETS                                              2000               1999
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $232.5           $238.2
Accounts and notes receivable                         987.0            960.9
Contracts in process                                  163.3            155.8
Inventories                                           319.7            236.1
Net assets of discontinued operations               1,322.4          1,224.6
Deferred income taxes                                 545.9            254.3
Prepaid expenses and other                            969.5            788.1
----------------------------------------------------------------------------

Total Current Assets                                4,540.3          3,858.0
Satellites - net                                    4,037.3          3,907.3
Property - net                                      1,314.6          1,223.0
Net Investment in Sales-type Leases                   178.3            146.1
Intangible Assets - net                             7,341.8          7,406.0
Investments and Other Assets                        2,556.0          2,056.6
----------------------------------------------------------------------------

Total Assets                                      $19,968.3        $18,597.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                   $1,147.6         $1,062.2
Deferred revenues                                     132.5            130.5
Short-term borrowings and current
  portion of long-term debt                           732.6            555.4
Accrued liabilities and other                       1,281.5            894.0
----------------------------------------------------------------------------

Total Current Liabilities                           3,294.2          2,642.1
Long-Term Debt                                      1,857.2          1,586.0
Other Liabilities and Deferred Credits              1,399.8          1,454.2
Deferred Income Taxes                               1,042.7            689.1
Commitments and Contingencies
Minority Interests                                    564.2            544.3
Stockholder's Equity                               11,810.2         11,681.3
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $19,968.3        $18,597.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date April 12, 2000                    /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)